EXHIBIT 99.5

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We are a leading vertically integrated global provider of proprietary technologies for the rehabilitation, without digging or disruption, of municipal sewer and water and industrial mineral, oil and gas piping systems. Our operations are organized based on differences in products and services, as well as by geographic areas. We operate in three distinct markets: sewer rehabilitation, water rehabilitation and energy and mining services. Within the sewer rehabilitation market, we operate in three distinct geographies: North America, Europe and internationally outside of North America and Europe. While we use a variety of trenchless technologies in many different locations, the majority of our revenues are derived from the Insituform® cured-in-place-pipe (“CIPP”) process in the United States.

We are organized into five reportable segments: North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation and Energy and Mining. In 2008, we have been in an organizational transition following the appointment of our new Chief Executive Officer in April. We have also realigned management of certain of its operations and experienced growth in certain previously immaterial operations. As a result of this appointment and the Chief Executive Officer’s review and assessment of the Company’s business operations, and in connection with our regular review and evaluation of our reportable segments, we have identified new reportable segments. We previously had two reportable segments – Rehabilitation and Tite Liner. In connection with the realignment, we divided the Rehabilitation segment into four new reportable segments (North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation and Water Rehabilitation), and renamed the Tite Liner segment as our Energy and Mining segment.

We believe that this expanded segment disclosure will provide improved transparency into our business and greater insight into our results. We also believe that this segmentation will be helpful in articulating our strategic direction to our investors.

Business volume in the U.S. sewer rehabilitation market suffered from weak market conditions throughout 2007. We have been and are currently working diligently to realign our business structure to deliver improved and more consistent profitability in the future. We have rationalized our crew structure, administrative and project support teams and our corporate support groups. Over the last several years there has been a shift in the U.S. toward smaller-diameter pipe work. We have responded by reconfiguring our crew resources for this trend, which will allow us to reduce crew operating costs and take advantage of our proprietary IPlus™ Infusion™ technology. We have also recently implemented logistical improvements to reduce the costs of delivering tube to our crews.

Results of Operations

On March 29, 2007, we announced plans to exit our tunneling business in an effort to better align our operations with our long-term business strategy. We have classified the results of operations of our tunneling business as discontinued operations for all periods presented. At December 31, 2007, substantially all existing tunneling business activity had been completed.

Corporate expenses previously allocated to our tunneling business have been re-allocated to our five reportable segments, North American Sewer Rehabilitation, European Sewer Rehabilitation, Asia-Pacific Sewer Rehabilitation, Water Rehabilitation, and Energy and Mining, for all periods presented.

2007 Compared to 2006

	Years Ended December 31,		Increase (Decrease)
	2007	2006	$	%
	(Dollars in thousands)

Revenues	$ 495,570	$ 527,419	$ (31,849)	(6.0)%
Gross profit	99,108	129,003	(29,895)	(23.2)
Gross profit margin	20.0%	24.5%
Operating expenses	90,078	92,692	(2,614)	(2.8)
Gain on settlement of litigation	(4,500)	-	(4,500)	n/a
Operating income	13,530	36,311	(22,781)	(62.7)
Operating margin	2.7%	6.9%
Net income from continuing operations	12,866	26,303	(13,437)	(51.1)

Net income from continuing operations was $13.4 million lower in 2007 than in 2006 principally due to lower revenues and weaker gross profit margins in our North American Sewer Rehabilitation business due to weakness in the U.S. sewer rehabilitation market. There were also several regions of our U.S. sewer rehabilitation operations that experienced project performance issues stemming from delays and other unforeseen issues. The impact of this decline in revenues was partially offset by a decrease in operating expenses in 2007. The primary drivers of the decrease in operating expenses were improved control of corporate and operational spending, lower incentive compensation expense due to poorer performance and a reduction of $1.7 million of previously recorded expense related to unvested restricted stock and stock options in connection with the resignation of our former chief executive officer and voluntary cancellations of stock options by our executive team, partially offset with $1.0 million in severance payments to our former chief executive officer. Finally, in 2007, the Company recorded a $4.5 million gain on the settlement of litigation relating to patent infringements (see Note 9 to the consolidated financial statements contained in this report).

2006 Compared to 2005

	Years Ended December 31,		Increase (Decrease)
	2006	2005	$	%
	(Dollars in thousands)

Revenues	$ 527,419	$ 483,595	$43,815	9.1%
Gross profit	129,003	121,026	7,968	6.6
Gross profit margin	24.5%	25.0%
Operating expenses	92,692	85,481	7,211	8.4
Operating income	36,311	35,545	757	2.1
Operating margin	6.9%	7.4%
Net income from continuing operations	26,303	20,160	6,134	30.4

Net income from continuing operations increased $6.1 million to $26.3 million in 2006. Operationally, the North American Sewer Rehabilitation business generated higher revenue due primarily to stronger performance in the second half of 2006 compared to the same period in 2005. The first half of 2006 was especially slow for our North American Sewer Rehabilitation business due to a market softening that began in late 2005 and continued into the first quarter of 2006. Our Energy and Mining operations were very strong in 2006 compared to 2005, with higher revenues, gross profit and operating income. In addition, gross and operating margins were also higher in the Energy and Mining segment in 2006 compared to the prior year. Consolidated operating expenses were $7.2 million higher in 2006 compared to 2005, primarily due to increases in legal and accounting professional fees and a $2.9 million increase to stock compensation expense. Our legal and accounting fees increased significantly, as we focused on protecting our intellectual property and as we engaged professional resources to assist us in strategies to minimize our income tax exposure, particularly in foreign tax jurisdictions. Stock compensation expense related to stock option grants was recorded, for the first time, in 2006 as required by Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share Based Payment (“SFAS No. 123(R)”), which was effective for our Company on January 1, 2006.

Segment Results

North American Sewer Rehabilitation Segment

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Revenues	$ 348,085	$ 394,453	$ 359,309
Gross profit	58,890	90,153	86,386
Gross profit margin	16.9%	22.9%	24.0%
Operating expenses	62,257	66,769	61,967
Gain on settlement of litigation	(4,500)	-	-
Operating income	1,133	23,384	24,419
Operating margin	0.3%	5.9%	6.8%

Revenues

Revenues decreased by 11.8% in the North American Sewer Rehabilitation segment in 2007 to $348.1 million from $394.5 million in the prior year primarily due to weak market conditions in the United States. Compounding the weak U.S. market conditions was a larger percentage of smaller-diameter installation projects in the U.S. marketplace in 2007, which are typically less profitable and generate less revenue per foot than medium- and larger-diameter installation projects.

According to internal market analysis and various third-party market surveys, spending in the U.S. sewer rehabilitation market was down in 2007, and projections for 2008 indicate that the market will be flat to slightly down as compared to 2007. We responded to these conditions by realigning our cost structure to improve profitability going forward. Our 2007 full-year results were dramatically impacted by our poor operating results in the first quarter. Since that time we have reduced our crew capacity to fit the market demand and eliminated field support costs, as well as reduced corporate costs.

North American Sewer Rehabilitation contract backlog decreased 5.4% at December 31, 2007 compared to December 31, 2006, primarily due to the weak market conditions in the North American Sewer Rehabilitation market.

North American Sewer Rehabilitation revenues were 9.8% higher in 2006 compared to 2005. The first half of 2006 was affected by a significant market softening in the United States, which occurred late in 2005 and lasted into the first half of 2006. During this slow period, there was heightened competition for fewer projects, resulting in low-margin pricing, and a decrease in our workable backlog during the first half of 2006. Rather than obtain work at low margins, we were able to take advantage of better margins when the slow period was followed by modest growth in the second quarter of 2006, and even stronger growth in the second half of 2006. As a result, backlog grew in the second half of 2006 after declining during the first half of the year.

Gross Profit and Gross Margin

North American Sewer Rehabilitation gross profit decreased by 34.7% in 2007 compared to 2006 primarily due to the lower revenues described above. The weak market conditions in U.S. sewer rehabilitation resulted in heightened competitive pricing pressure particularly in the first half of 2007. This pricing compression, coupled with poor project performance in several regions in the U.S. and a higher percentage of lower margin small diameter projects contributed to lower gross margins. Gross margins decreased 600 basis point from 22.9% in 2006 to 16.9% in 2007. In recent quarters, pricing has stabilized. While there can be no assurances, we anticipate pricing to remain stable in 2008.

North American Sewer Rehabilitation gross profit increased by $3.8 million, or 4.4%, to $90.2 million in 2006 compared to $86.4 million in 2005, due primarily to higher revenues and increased crew efficiencies, partially offset by higher material costs. However, gross profit margins declined by 110 basis points, to 22.9% in 2006 compared to 24.0% in 2005. One factor impacting the gross profit margin in 2006 related to the price reductions that were driven by the marketplace. Another factor in the decline in gross profit margin was the effect of an insurance claim recognized in 2005, which provided a $3.4 million benefit to gross profit. In 2006, an additional $0.5 million related to the same claim was recorded. Excluding the effect of insurance claim recognition, gross profit margin would have been 22.7% in 2006 compared to 23.1% in 2005.

Our material costs were driven slightly higher in 2007 and 2006 primarily by resin costs. Resin, a petroleum-based product, is subject to pricing volatility and is a significant raw material in our CIPP process. Fuel is also subject to pricing volatility and is a significant cost to our operations. In many cases, we have the ability to pass through such price increases to our customers. To the extent we may have longer-term contracts with fixed pricing, however, our ability to pass through such price increases may be limited. During 2007 and 2006, our ability to pass through a substantial portion of our raw material price increases, including fuel costs, to our customers enabled us to manage the declines in gross profits in 2007 and 2006.

Operating Expenses

Operating expenses decreased 6.8% in 2007 compared to 2006, primarily driven by the 11.8% reduction in revenues as discussed above. We also experienced lower costs due to the realignment of resources, particularly in our U.S. operations. In addition, due to operating performance in 2007, our executives and certain other key employees determined that it was in the best interests of our Company and our stockholders to forfeit their 2007 stock option annual grants. This voluntary cancellation of these stock options resulted in lower variable components of equity compensation expense of $0.7 million in 2007 versus 2006. Operating expenses, as a percentage of revenues, were 17.9% in 2007 compared to 16.9% in 2006.

Operating expenses were $4.8 million, or 7.7%, higher in 2006 compared to 2005 due to higher corporate expenses, including equity compensation and legal expenses. These increases were offset slightly by lower field expenses, primarily due to reorganization efforts. Operating expenses, as a percentage of revenue, were 16.9% in 2006 compared to 17.2% in 2005.

Operating Income and Operating Margin

Lower revenues and gross profit, partially offset by lower operating expenses, combined to cause operating income to decrease by $22.3 million, or 95.2%, to $1.1 million in 2007 compared to 2006. Our North American Sewer Rehabilitation operating margin, which is operating income as a percentage of revenue, declined to 0.3% in 2007 compared to 5.9% in 2006. The factors described above caused the weak results in 2007. Finally, in 2007, we recorded a $4.5 million gain on the settlement of litigation relating to patent infringement claims (see Note 9 to the consolidated financial statements contained in this report).

Higher revenues in 2006 were offset by higher subcontract and material costs, higher operating expenses and the effect of the aforementioned claim recognized in 2005. Consequently, operating income fell $1.0 million, or 4.2%, to $23.4 million in 2006 compared to $24.4 million in 2005. Operating margin similarly fell to 5.9% in 2006 compared to 6.8% in 2005.

European Sewer Rehabilitation Segment

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Revenues	$ 100,658	$ 85,782	$ 85,486
Gross profit	23,300	22,772	22,922
Gross profit margin	23.1%	26.5%	26.8%
Operating expenses	17,932	19,268	18,178
Operating income	5,368	3,504	4,744
Operating margin	5.3%	4.1%	5.5%

Revenues

Revenues in our European Sewer Rehabilitation segment increased by 17.3% in 2007 to $100.7 million from $85.8 million in the prior year. This increase consisted primarily of favorable impacts of foreign currencies of $6.3 million, and expansion of our business into eastern Europe, including Poland and Romania, of $7.3 million. With increased revenues outside of the United States, we realized the benefits of our international diversification strategy in 2007. Backlog in the European Sewer Rehabilitation business was at a near historical high of $35.6 million at December 31, 2007, and improved 9.3% from December 31, 2006 backlog levels.

European Sewer Rehabilitation revenues were 0.3% higher in 2006 compared to 2005 as initial expansions into Eastern Europe were off-set by decreases in other countries.

Gross Profit and Gross Margin

Gross profit increased by $0.5 million, or 2.3%, in 2007 compared to 2006 due to the sales increase that was off-set by the gross margin decrease of 340 basis points. The gross margin percentage declined to 23.1% in 2007 compared to 26.5% in 2006. The gross profit margin decrease was driven by operational issues in Switzerland and France.

European Sewer Rehabilitation gross profit decreased by $0.2 million, or (0.7)%, to in 2006 compared to 2005. The decrease is primarily due to organizational and operating issues in France that were off-set by improved efficiencies in other countries. Gross profit margins declined to 26.5% in 2006 compared to 26.8% in 2005.

Operating Expenses

Operating expenses decreased 6.9% in 2007 compared to 2006. Operating expenses, as a percentage of revenues, were 17.8% in 2007 compared to 22.5% in 2006. This decrease was primarily due to efforts to reduce fixed overhead costs.

Operating expenses were $1.1 million, or 6.0%, higher in 2006 compared to 2005 due to higher allocated corporate expenses. Operating expenses, as a percentage of revenue, were 22.5% in 2006 compared to 21.3% in 2005.

Operating Income and Gross Margin

Higher revenues as well as lower operating expenses, combined to cause operating income to increase by $1.9 million, or 53.2%, to $5.4 million in 2007 compared to 2006. European Sewer Rehabilitation operating margin, which is operating income as a percentage of revenue, increased to 5.3% in 2007 compared to 4.1% in 2006.

Operating income fell $1.2 million, or 26.1%, to $3.5 million in 2006 compared to $4.7 million in 2005 primarily due to the increase in operating expenses. Operating margin similarly fell to 4.1% in 2006 compared to 5.5% in 2005.

Asia-Pacific Sewer Rehabilitation Segment

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Revenues	$ 973	$ 717	$ 277
Gross profit	544	717	277
Gross profit margin	55.9%	100.0%	100.0%
Operating expenses	1,051	–	–
Operating income (loss)	(507)	717	277
Operating margin	(52.1)%	100.0%	100.0%

Revenues

Revenues increased by 35.7% in the Asia-Pacific Sewer Rehabilitation segment in 2007 to $1.0 million from $0.7 million in the prior year due to sales of equipment and tube to licensees. In both 2006 and 2005, this segment consisted solely of royalty revenues with no associated costs. With increased revenues outside of the United States, we realized the benefits of our international diversification strategy in 2007. Revenues increased by $0.4 million, or 158.8%, in 2006 compared to 2005. During 2007, we began to bring increased focus on the development of operating businesses in this segment.

Contract backlog increased to $35.1 million at December 31, 2007 due to the acquisition of contracted projects by our newly formed joint venture in India.

Gross Profit and Gross Margin

Gross profit decreased by $0.2 million, or 24.1%, in 2007 compared to 2006. Gross profit margins declined by 4410 basis points, to 55.9% in 2007 compared to 100.0% in 2006 as 2007 included sales of equipment and tube. Gross profit increased by $0.4 million, or 158.8%, to $0.7 million in 2006 compared to $0.3 million in 2005. Gross profit margins remained flat at 100.0% for both periods.

Operating Expenses

Operating expenses were $1.1 million in 2007, due entirely to staffing the operation for anticipated growth in the business.  These expenses consisted principally of personnel costs of management and administrative resources. No operating expenses were recorded for this segment in 2006 or 2005.

Operating Income (Loss) and Operating Margin

During 2007, the Asia-Pacific Sewer Rehabilitation segment had an operating loss of $0.5 million. This was a decrease of $1.2 million, or 170.7%,  compared to 2006. Operating income increased $0.4 million, or 158.8%, to $0.7 million in 2006 compared to $0.3 million in 2005.

Water Rehabilitation Segment

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Revenues	$ 4,248	$ 268	$ –
Gross profit (loss)	445	(18)	–
Gross profit margin	10.5%	(6.7)%	n/a
Operating expenses	2,029	129	–
Operating loss	1,584	147	–
Operating margin	(37.3)%	(54.7)%	n/a

Revenues

Revenues increased by $4.0 million, or 1,485.1%, in our Water Rehabilitation segment in 2007 to $4.2 million from $0.3 million in the prior year. Contract backlog increased to $2.1 million at December 31, 2007. This segment began late in 2006 and was still in its infancy at December 31, 2007.

We performed water rehabilitation projects in the U.S., Europe and Asia in 2007 as we continued to validate and test our newly developed water rehabilitation products. While this business is in its early stages, we expect that our Water Rehabilitation segment will contribute modest operating profits in 2008.

Gross Profit (Loss) and Gross Margin

Gross profit increased by $0.5 million, or 2,572.2%, in 2007 compared to 2006. Gross profit margins increased by 1720 basis points, to 10.5% in 2007 compared to (6.7)% in 2006. Margins continue to be lower than our other reporting segments as we are continuing to validate and test our newly developed water rehabilitation projects.  In addition, we have not been able to achieve critical mass with our crews to achieve cost efficiencies and consistent profitability.

Operating Expenses

As this segment expanded, operating expenses increased by $1.9 million, or 1,477.8%, in 2007 compared to 2006. Operating expenses, as a percentage of revenues, declined to 47.8% in 2007 compared to 48.0% in 2006. This increase was principally due to the addition of necessary sales, administrative and project management resources necessary to support and grow this important new line of business.

Operating Loss and Operating Margin

Operating loss increased to $1.4 million, or 980.5%, to $1.6 million in 2007 compared to $0.2 million in 2006. Operating margin improved 1740 basis points to (37.3)% in 2007 compared to (54.7)% in 2006.

Energy and Mining Segment

	Years Ended December 31,
	2007	2006	2005
	(Dollars in thousands)

Revenues	$ 41,606	$ 46,199	$ 38,523
Gross profit	15,929	15,378	11,440
Gross profit margin	38.3%	33.3%	29.7%
Operating expenses	6,809	6,525	5,335
Operating income	9,120	8,853	6,105
Operating margin	21.9%	19.2%	15.8%

Revenues

Revenues in our Energy and Mining segment decreased by $4.6 million, or 9.9%, in 2007 compared to 2006 due primarily to weaker market conditions in Canada and South America, where revenues decreased 24.0% and 24.9%, respectively. Offsetting these declines were increased revenues in the U.S. and in Central America.

The December 31, 2007 Energy and Mining segment backlog balance is the highest the Company has reported at any other quarter-end date in history. Backlog was $12.8 million at the beginning of 2007, which was less than half of the December 31, 2007 balance of $26.2 million. The primary driver of this change in backlog was the timing of projects awarded. Demand for our Energy and Mining products is normally strong during periods when pricing for oil and other mined commodities is high.

 The Energy and Mining segment revenues were $7.7 million, or 19.9%, higher in 2006 compared to 2005 due to strong performance across all business units of our Energy and Mining business. Revenues from our North American operations increased by $6.0 million in 2006 compared to 2005, and revenues from our South American and Latin American operations increased by $1.7 million in 2006 compared to 2005.

Gross Profit and Gross Margin

Despite lower revenues in 2007, gross profit was 3.6% higher in 2007 at $15.9 million, compared to $15.4 million in 2006, due to strong project execution. The Energy and Mining segment gross profit margin percentages were 38.3% and 33.3% in 2007 and 2006, respectively. The higher gross profit margin in 2007 was principally due to improved margins worldwide resulting from improved operational efficiencies and improved project execution.

Gross profit in the Energy and Mining business was $3.9 million, or 34.4%, higher in 2006 compared to 2005. In addition to higher revenues in 2006, Energy and Mining’s gross profit margin was also 3.6 percentage points higher, at 33.3% in 2006 compared to 29.7% in 2005, due to improved operational efficiency and favorable pricing trends. North American operations achieved a 36.3% gross profit margin in 2006 compared to 35.1% in 2005, and South American operations achieved a 25.8% gross profit margin in 2006, compared to 17.1% in 2005.

Operating Expenses

Operating expenses in the Energy and Mining segment increased slightly, by only 4.4%, in 2007 versus 2006. As a percentage of revenues, operating expenses were 16.4% in 2007 compared to 14.1% in 2006, primarily due to the addition of resources devoted to growth and project support.

Energy and Mining operating expenses were $1.2 million, or 22.3%, higher in 2006 compared to 2005 due primarily to additional staffing and additional corporate expenses necessary to support anticipated growth in the Energy and Mining business. As a percentage of revenues, operating expenses were 14.1% in 2006 compared to 13.8% in 2005.

Operating Income and Operating Margin

Despite lower revenues in 2007, operating income increased by $0.3 million, or 3.0%, compared to 2006. Due to our strengthening gross profit margin during the period, the operating margin likewise, which is operating income as a percentage of revenues, increased to 21.9% in 2007 compared to 19.2% in 2006.

In 2006, the Energy and Mining segment’s higher revenues and stronger gross profit margins were partially offset by higher operating expenses as compared to 2005. These combined factors resulted in operating income that was $2.7 million higher in 2006 compared to 2005. Operating margin was 19.2% in 2006, compared to 15.8% in 2005.

Other Income (Expense)

Interest expense decreased $1.4 million from $6.8 million in 2006 to $5.4 million in 2007 primarily related to the payoff of our Senior Notes, Series A, in February 2007. Interest expense decreased $1.7 million from $8.5 million in 2005 to $6.8 million in 2006 primarily related to a decrease in debt principal amortization in 2006. See “Liquidity and Capital Resources – Long-Term Debt” under this Item 7 for further discussion of debt instruments and related amendments.

Interest income decreased $0.4 million from $3.9 million in 2006 to $3.5 million in 2007 primarily due to fluctuations in interest rates on deposits. Interest income increased $1.8 million from $2.1 million in 2005 to $3.9 million in 2006 primarily due to higher interest rates and higher cash balances.

Other income decreased $2.3 million from $3.8 million in 2006 to $1.5 million in 2007 primarily due to large gains on non-operating property and asset disposals in 2006. Similarly, other income in 2006 was $4.6 million higher than the other expense of $0.8 million in 2005.

Taxes on Income (Tax Benefits)

Our effective tax rate in 2007 was (1.1)% and was lower than the federal statutory rate due to the benefit of amortization of intangibles, higher income in jurisdictions with rates lower than the U.S. rate, the release of a valuation allowance on certain foreign net operating losses, and the benefit of a federal motor fuels excise tax credit.

Our deferred tax assets in excess of deferred tax liabilities were $6.2 million, including a $3.4 million valuation allowance primarily related to foreign net operating losses. Deferred tax assets include $1.0 million of foreign tax credit carryforwards, which begin expiring in 2015, and $3.7 million in federal, state and foreign net operating loss carryforwards, net of applicable valuation allowances.

The 2006 effective tax rate of 31.8% was lower than the federal statutory rate due to the benefit of amortization of intangibles, higher income in jurisdictions with rates lower than the U.S. rate, the favorable tax treatment on the disposal of foreign property and the benefit of a federal motor fuels excise tax credit.

We provide for U.S. income taxes, net of available foreign tax credits, on earnings of consolidated international subsidiaries that we plan to remit to the U.S. We do not provide for U.S. income taxes on the remaining earnings of these subsidiaries, as we expect to reinvest these earnings overseas or we expect the taxes to be minimal based upon available foreign tax credits.

Our effective tax rate in any given year is dependent in part on the level of taxable income we generate in each of the foreign jurisdictions in which we operate. We do expect that our effective tax rate in 2008 will be lower that the U.S. statutory tax rate of 35%.

Minority Interests

Minority interests were $(0.5) million, $(0.3) million and $(0.2) million in 2007, 2006 and 2005, respectively, and principally relate to the 25% interest in the net income of Insituform Linings Public Limited Company held by Per Aarsleff A/S, a Danish contractor. Net income of Insituform Linings Public Limited Company increased in 2007 primarily due to revenue growth in our European operations.

Equity in Earnings of Affiliated Companies

Equity in earnings of affiliated companies decreased to $0.2 million during 2007 compared to $1.3 million during 2006. In 2007, we invested in start-up joint ventures in Hong Kong and Australia, and incurred losses in the early development stages. In addition, earnings in our German joint venture in 2007 were lower than in 2006, due to weaker market conditions in the German sewer rehabilitation market in 2007. Equity in earnings of affiliated companies of $0.9 million in 2005 was comprised entirely of earnings in our German joint venture.

Loss from Discontinued Operations

On March 29, 2007, we announced plans to exit our tunneling business in an effort to better align our operations with our long-term business strategy. We have classified the results of operations of our tunneling business as discontinued operations for all periods presented. At December 31, 2007, substantially all existing tunneling business activity had been completed.

Revenues from discontinued operations were $62.1 million, $69.3 million and $111.7 million in 2007, 2006 and 2005, respectively. Losses from discontinued operations, net of income taxes, were $10.3 million, $1.6 million and $7.0 million in 2007, 2006 and 2005, respectively. The lower activity in discontinued operations was due to the winding down of the business. During the year ended December 31, 2007, we recorded $17.9 million of non-recurring exit charges.

Contract Backlog

Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract. The following table sets forth our consolidated backlog by segment:

Backlog	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
(in millions)
North American Sewer Rehabilitation	$ 160.0	$ 164.7	$ 155.3	$ 152.3	$ 169.1
European Sewer Rehabilitation	35.6	41.6	35.6	34.1	32.6
Asia-Pacific Sewer Rehabilitation	35.1	0.0	–	–	–
Water Rehabilitation	2.1	2.0	2.2	0.8	–
Energy and Mining	26.2	16.3	12.5	14.5	12.8
Total	$ 259.0	$ 224.6	$ 205.6	$ 201.7	$ 214.5

Although backlog represents only those contracts that are considered to be firm, there can be no assurance that cancellation or scope adjustments will not occur with respect to these contracts.

Liquidity and Capital Resources

Cash and Cash Equivalents

	December 31,
	2007	2006
	(In thousands)
Cash and equivalents	$ 78,961	$ 96,389
Restricted cash – in escrow	2,487	934

Restricted cash held in escrow relates to deposits made in lieu of retention on specific projects performed for municipalities and state agencies or advance customer payments in Europe.

Sources and Uses of Cash

We expect the principal use of funds for the foreseeable future will be for capital expenditures, working capital, debt servicing and strategic investments. Our primary source of cash is operating activities. Besides operating activities, we occasionally borrow under our credit facility to fund operating activities, including working capital investments.

Information regarding our cash flows for the years ended December 31, 2007, 2006 and 2005 is discussed below and is presented in our consolidated statements of cash flows contained in this report.

Cash Flows from Operations

Cash flows from continuing operating activities provided $9.6 million in 2007 compared to $40.7 million in 2006. The most significant component of the unfavorable variance from 2006 to 2007 was net income from continuing operations, which was $13.4 million lower in 2007 than in 2006. We used $18.2 million and $5.6 million of cash in 2007 and 2006, respectively, in relation to changes in operating assets and liabilities (working capital). In 2007, $13.8 million was used to pay down accounts payable and accrued expenses, as opposed to 2006, when $10.8 million was provided due to revenue growth and timing of vendor payments. Accounts receivables, including contract retainage and costs and earnings in excess of billings (unbilled receivables), increased by $2.0 and $17.4 million in 2007 and 2006, respectively. The increase in receivables, including contract retainage and unbilled receivables, was primarily due to an increase in days’ sales outstanding (“DSO”) which was 99 at December 31, 2007 compared to 89 at December 31, 2006. In 2007, cash flows from operations were negatively impacted by an increase of $4.2 million in net deferred income tax assets. The operating activities of our discontinued operations used $1.5 million and $0.9 million of cash in 2007 and 2006, respectively.

Cash flows from continuing operating activities provided $40.7 million in 2006 compared to $26.0 million in 2005. The most significant component of the favorable variance from 2005 to 2006 was net income from continuing operations, which was $6.1 million higher in 2006 than in 2005. Other factors affecting operating cash flows in 2006 were higher non-cash expenses, most notably, equity compensation expense of $4.3 million related to the effects of adoption of SFAS No. 123(R). Changes in operating assets and liabilities (working capital) used $5.6 million in 2006 compared to $21.7 million in 2005. Accounts receivables, including contract retainage and costs and earnings in excess of billings (unbilled receivables), was the largest component in the changes in working capital, as it increased by $17.4 million in 2006. The increase in receivables, including contract retainage and unbilled receivables, was primarily due to an increase in DSO which was 89 at December 31, 2006 compared to 86 at December 31, 2005. Other changes in working capital include inventories, which increased by $1.8 million from 2005 to 2006, due to dry tube production exceeding wet-out tube production late in the year. Prepaid expenses and other current assets increased by $1.9 million due primarily to $1.3 million in additional amounts and prejudgment interest related to a claim against our excess liability insurance carrier (see Note 12 to the consolidated financial statements contained in this report). Partially offsetting increases in current operating assets was an $10.8 million increase in accounts payable and accrued expenses, due to revenue growth and timing of vendor payments. The operating activities of our discontinued operations used $0.9 million and $2.4 million of cash in 2007 and 2006, respectively.

Cash Flows from Investing Activities

Investing activities from continuing operations used $12.4 million in 2007 compared to $11.0 million in 2006. The largest component of cash used by investing activities was capital expenditures of $15.0 million in 2007, compared to $19.7 million in 2006. Capital expenditures in 2007 were primarily for equipment used in our steam-inversion process and replacement of older equipment, primarily in the United States, and for the remodeling of an existing facility as our corporate headquarters in Chesterfield, Missouri. Capital expenditures in 2007 and 2006 were partially offset by $2.6 million and $7.3 million, respectively, in proceeds received from asset disposals. In 2006, an additional $1.4 million was received from the conversion of permanent life insurance policies on current and former employees. Capital expenditures of discontinued operations were $8.8 million and $0.9 million in 2007 and 2006, respectively. Substantially all of the capital expenditures of discontinued operations in 2007 related to the lease buy-outs of tunneling boring machines that were subsequently sold. Proceeds from fixed assets sales were $10.3 million and $4.8 million in 2007 and 2006, respectively.

Investing activities from continuing operations used $11.0 million in 2006 compared to $24.0 million in 2005. The largest component of cash used by investing activities was capital expenditures of $19.7 million in 2006, compared to $24.6 million in 2005. Capital expenditures in 2006 were primarily for equipment used in our steam-inversion process and replacement of older equipment, primarily in the United States. Capital expenditures were partially offset by $7.3 million in proceeds received primarily from asset disposals from sales of real estate in the United States and Europe. In 2006, an additional $1.4 million was received from the conversion of permanent life insurance policies on current and former employees. Capital expenditures of discontinued operations were $0.9 million and $2.4 million in 2006 and 2005, respectively. Proceeds from fixed assets sales were $4.8 million and $0.1 million in 2006 and 2005, respectively.

Cash Flows from Financing Activities

Financing activities from continuing operations used $11.4 million in 2007 compared to $12.4 million in 2006. In 2007, the largest component of financing activities was the scheduled debt amortization payment on our Senior Notes for $15.8 million. In addition, payments on notes payable used $2.0 million, while $2.0 million was received from notes payable, related to the financing of certain of our annual insurance premiums. Partially offsetting payments on our Senior Notes and notes payable were $4.2 million received from stock option exercises, and a tax benefit from stock option exercises of $0.1 million, which was recorded to additional paid-in capital.

Financing activities from continuing operations used $12.4 million in 2006 compared to $12.3 million in 2005. In 2006, the largest component of financing activities was the scheduled debt amortization payment on our Senior Notes for $15.7 million. In addition, payments on notes payable used $4.1 million, while $2.7 million were received from notes payable, related to the financing of certain of our annual insurance premiums. Partially offsetting payments on our Senior Notes and notes payable were $4.1 million received from stock option exercises, and a tax benefit from stock option exercises of $0.8 million, which was recorded to additional paid-in capital.

Long-Term Debt

Our total indebtedness as of December 31, 2007 consisted of our $65.0 million Senior Notes, Series 2003-A, due April 24, 2013, and $1.1 million of other notes related to the financing of certain insurance premiums. At December 31, 2006, our total indebtedness consisted of our $65.0 million Senior Notes, Series 2003-A, due April 24, 2013, $15.7 million remaining on our Senior Notes, Series A, due February 14, 2007, and $1.2 million of other notes related to the financing of certain insurance premiums. The Senior Notes, Series A and the other notes were paid off in February 2007.

On March 28, 2007, we amended our $65.0 million Senior Notes, Series 2003-A, due April 24, 2013, to exclude all non-recurring charges taken during the year ending December 31, 2007 relating to our exit from the tunneling operation, to the extent deducted in determining consolidated net income for such period, subject to a maximum amount of $34.2 million. In connection with the amendment, we paid the noteholders an amendment fee of 0.05% of the outstanding principal balance of Senior Notes, or $32,500. During the year ended December 31, 2007, we recorded $17.9 million of non-recurring exit charges.

As of December 31, 2007, we were in compliance with all of our debt covenants. We had no debt covenant violations in 2007, 2006 or 2005. We anticipate being in compliance with all of our debt covenants over the next 12 months.

We believe we have adequate resources and liquidity to fund future cash requirements and debt repayments with cash generated from operations, existing cash balances, additional short- and long-term borrowing and the sale of assets for the next twelve months.

Disclosure of Contractual Obligations and Commitments

We have entered into various contractual obligations and commitments in the course of our ongoing operations and financing strategies. Contractual obligations are considered to represent known future cash payments that we are required to make under existing contractual arrangements, such as debt and lease agreements. These obligations may result from both general financing activities or from commercial arrangements that are directly supported by related revenue-producing activities. Commercial commitments represent contingent obligations, which become payable only if certain pre-defined events were to occur, such as funding financial guarantees. See Note 12 to the consolidated financial statements contained in this report for further discussion regarding our commitments and contingencies.

We have entered into several contractual joint ventures in order to develop joint bids on contracts for our installation business. In these cases, we could be required to complete the joint venture partner’s portion of the contract if the partner were unable to complete its portion. We would be liable for any amounts for which we could not complete the work and for which a third-party contractor could not be located to complete the work for the amount awarded in the contract. While we would be liable for additional costs, these costs would be offset by any related revenues due under that portion of the contract. We have not experienced material adverse results from such arrangements. Based on these facts, we currently do not anticipate any future material adverse impact on our consolidated financial position, results of operations or cash flows from our contractual joint ventures.

The following table provides a summary of our contractual obligations and commercial commitments as of December 31, 2007 (in thousands). This table includes cash obligations related to principal outstanding under existing debt arrangements and operating leases.

Payments Due by Period
Cash Obligations(1)(2)(3)(4)	Total	2008	2009	2010	2011	2012	Thereafter

Long-term debt(2)	$ 65,000	$ -	$ -	$ -	$ -	$ -	$ 65,000
Interest on long-term debt(1)	23,380	4,251	4,251	4,251	4,251	4,251	2,125
Operating leases	22,343	9,401	6,037	3,348	1,853	404	1,300
Total contractual cash Obligations	$ 110,723	$ 13,652	$ 10,288	$ 7,599	$ 6,104	$ 4,655	$ 68,425

(1)
Cash obligations herein are not discounted. See Notes 6 and 12 to the consolidated financial statements contained in this report regarding long-term debt and commitments and contingencies, respectively.

(2)
As of December 31, 2007, no amounts were borrowed on the $35.0 million credit facility. The available balance was $20.4 million, and the commitment fee was 0.2%. The remaining $14.6 million was used for non-interest bearing letters of credit, $14.5 million of which were collateral for insurance and $0.1 million for work performance.

(3)
Liabilities related to Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (“FIN No. 48”) have not been included in the table above because we are uncertain as to if or when such amounts may be settled. See Note 11 to the consolidated financial statements contained in this report for further information.

(4)	There were no purchase commitments at December 31, 2007.

Off-Balance Sheet Arrangements

We use various structures for the financing of operating equipment, including borrowings, operating and capital leases, and sale-leaseback arrangements. All debt is presented in the balance sheet. Our future commitments were $110.7 million at December 31, 2007. We also have exposure under performance guarantees by contractual joint ventures and indemnification of our surety. However, we have never experienced any material adverse effects to our consolidated financial position, results of operations or cash flows relative to these arrangements. All of our unconsolidated joint ventures are accounted for using the equity method. We have no other off-balance sheet financing arrangements or commitments. See Note 12 to our consolidated financial statements contained in this report regarding commitments and contingencies.

Critical Accounting Policies

Discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the financial statement dates. Actual results may differ from these estimates under different assumptions or conditions.

Some accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. We believe that our critical accounting policies are those described below. For a detailed discussion on the application of these and other accounting policies, see Note 2 to the consolidated financial statements contained in this report.

Revenue Recognition – Percentage-of-Completion Method

We recognize revenue and costs as construction and installation contracts progress using the percentage-of-completion method of accounting, which relies on total expected contract revenues and estimated total costs. Under this method, estimated contract revenues and resulting gross profit margin are recognized based on actual costs incurred to date as a percentage of total estimated costs. We follow this method since reasonably dependable estimates of the revenues and costs applicable to various elements of a contract can be made. Since the financial reporting of these contracts depends on estimates, which are assessed continually during the term of these contracts, recognized revenues and gross profit are subject to revisions as the contract progresses to completion. Total estimated costs, and thus contract gross profit, are impacted by changes in productivity, scheduling and the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, customer needs, customer delays in providing approvals, labor availability, governmental regulation and politics also may affect the progress and estimated cost of a project’s completion and thus the timing of revenue recognition and gross profit. Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. When current estimates of total contract costs indicate that the contract will result in a loss, the projected loss is recognized in full in the period in which the loss becomes evident. Revenues from change orders, extra work, variations in the scope of work and claims are recognized when it is probable that they will result in additional contract revenue and when the amount can be reliably estimated.

Many of our contracts provide for termination of the contract at the convenience of the customer. If a contract were terminated prior to completion, we would typically be compensated for progress up to the time of termination and any termination costs. In addition, many contracts are subject to certain completion schedule requirements with liquidated damages in the event schedules are not met as the result of circumstances that are within our control. Losses on terminated contracts and liquidated damages have historically not been significant.

Equity-Based Compensation

We record expense for equity-based compensation awards, including stock appreciation rights, restricted shares of common stock, performance awards, stock options and stock units based on the fair value recognition provisions contained in Statement of Financial Accounting Standards 123(R), Share Based Payment. Fair value of stock option awards is determined using an option pricing model that is based on established principles of financial economic theory. Fair value of restricted stock and deferred stock unit awards is determined using our company’s closing stock price on the grant date. Assumptions regarding volatility, expected term, dividend yield and risk-free rate are required for valuation of stock option awards. Volatility and expected term assumptions are based on our company’s historical experience. The risk-free rate is based on a U.S. Treasury note with a maturity similar to the option award’s expected term. Discussion of our implementation of SFAS No. 123(R) is described in Note 8 to the consolidated financial statements contained in this report.

Goodwill Impairment

Under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), we assess recoverability of goodwill on an annual basis or when events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Factors that could potentially trigger an impairment review include (but are not limited to):

•	significant underperformance of a segment relative to expected, historical or projected future operating results;
•	significant negative industry or economic trends; and
•	significant changes in the strategy for a segment including extended slowdowns in the sewer rehabilitation market.

In accordance with the provisions of SFAS No. 142, we calculate the fair value of our reporting units and compare such fair value to the carrying value of those reporting units to determine if there is any indication of goodwill impairment. Our reporting units consist of North American rehabilitation, European rehabilitation and Tite Liner. At December 31, 2007, goodwill was $102.3 million, $19.4 million and $0.9 million for our North American rehabilitation, European rehabilitation and Tite Liner reporting units, respectively. To calculate reporting unit fair value, we utilize a discounted cash flow analysis based upon, among other things, certain assumptions about expected future operating performance. Estimates of discounted cash flows may differ from actual cash flows due to, among other things, changes in economic conditions, changes to business models, changes in our weighted average cost of capital or changes in operating performance. An impairment charge will be recognized to the extent that the implied fair value of the goodwill balances for each reporting unit is less than the related carrying value.

Taxation

We provide for estimated income taxes payable or refundable on current year income tax returns, as well as the estimated future tax effects attributable to temporary differences and carryforwards, in accordance with the Statement of Financial Accounting Standards 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 also requires that a valuation allowance be recorded against any deferred tax assets that are not likely to be realized in the future. The determination is based on our ability to generate future taxable income and, at times, is dependent on our ability to implement strategic tax initiatives to ensure full utilization of recorded deferred tax assets. Should we not be able to implement the necessary tax strategies, we may need to record valuation allowances for certain deferred tax assets, including those related to foreign income tax benefits. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowances recorded against net deferred tax assets.

In accordance with FIN No. 48, tax benefits from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. In addition, this recognition model includes a measurement attribute that measures the position as the largest amount of tax that is greater than 50% likely of being ultimately realized upon ultimate settlement in accordance with FIN No. 48. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN No. 48 effective January 1, 2007 as discussed below.

We recognize tax liabilities in accordance with FIN No. 48 and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined. While we believe the resulting tax balances as of December 31, 2007 and 2006 are appropriately accounted for in accordance with FIN No. 48 and SFAS No. 109, the ultimate outcome of such matters could result in favorable or unfavorable adjustments to the consolidated financial statements and such adjustments could be material.

Long-Lived Assets

Property, plant and equipment, goodwill and other identified intangibles (primarily patents, trademarks, licenses and non-compete agreements) are recorded at cost and, except for goodwill, are amortized on a straight-line basis over their estimated useful lives. Changes in circumstances such as technological advances, changes to our business model or changes in our capital strategy can result in the actual useful lives differing from our estimates. If we determine that the useful life of our property, plant and equipment or our identified intangible assets should be changed, we would depreciate or amortize the net book value in excess of the salvage value over its revised remaining useful life, thereby increasing or decreasing depreciation or amortization expense.

Long-lived assets, including property, plant and equipment, and other intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors we consider important which could trigger an impairment review include:

•	significant underperformance in a region relative to expected historical or projected future operating results;
•	significant changes in the use of the assets of a region or the strategy for the region;
•	significant negative industry or economic trends;
•	significant decline in our stock price for a sustained period; and
•	market capitalization significantly less than net book value.

Such impairment tests are based on a comparison of undiscounted cash flows to the recorded value of the asset. The estimate of cash flow is based upon, among other things, assumptions about expected future operating performance. Our estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

Recently Adopted Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FIN No. 48. This interpretation prescribes a more-likely-than-not threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure of uncertain tax positions in financial statements.

We adopted the provisions of FIN No. 48 on January 1, 2007 and, as a result, increased our liability for unrecognized tax benefits by $2.8 million of which $0.3 million was recorded as a reduction of the beginning balance of retained earnings. The total amount of unrecognized tax benefits, if recognized, that would affect the effective tax rate is $0.7 million.

We recognize interest and penalties accrued related to unrecognized tax benefits in the tax provision. Upon adoption of FIN No. 48, we accrued $0.6 million for interest. In addition, during 2007, approximately $0.2 million was accrued for interest.

We believe that it is reasonably possible that the total amount of unrecognized tax benefits will change in 2008. We have certain tax return years subject to statutes of limitation that will expire within twelve months. Unless challenged by tax authorities, the expiration of those statutes of limitation is expected to result in the recognition of uncertain tax positions in the amount of approximately $0.4 million in 2008.